Sunvalley Solar Inc.

398 Lemon Creek Suite A, Walnut, CA 91789

Tel: (909)598-0618 Fax: (909)598-6633

Date: 12/21/2011

Private Loan Agreement

Due to the rapid business development, the Company needs funds for operation and inventory purchase. The Board of Directors authorize James Zhang (CEO/Chairman) on behalf of the Company, to sign a short term loan agreement with Hangbo Yu (Shareholder/General Manager). The loan amount is $50,000. The start day will be the day that $50,000 is transferred to the Company's account. The annual interest for this short-term loan is $6.50% and the term of this loan should be less than a year.

Borrower:

/s/ James Zhang

James Zhang

CEO

Sunvalley Solar Inc.

Lender:

/s/ Hangbo Yu

Hangbo Yu